EXHIBIT 3.1
CERTIFICATE OF LIMITED PARTNERSHIP
OF
WESTERN GAS PARTNERS, LP
     This Certificate of Limited Partnership, dated August 21, 2007, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.
     1. Name. The name of the limited partnership is “Western Gas Partners, LP”.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:

Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
     3. General Partner. The name and the business, residence or mailing address of the general partner are:

Western Gas Holdings, LLC 1201 Lake Robbins Drive The Woodlands, Texas 77380
     4. This Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.
     EXECUTED as of the date written first above.

Western Gas Holdings, LLC Its General Partner
By:	/s/ Krista M. Crabtree
	Name:	Krista M. Crabtree
Authorized Person